EXHIBIT 10.4
AMERICAN GREETINGS CORPORATION
OUTSIDE DIRECTORS’ DEFERRED COMPENSATION PLAN

AMERICAN GREETINGS CORPORATION
DIRECTORS’ DEFERRED COMPENSATION PLAN

-i-

AMERICAN GREETINGS CORPORATION
DIRECTORS’ DEFERRED COMPENSATION PLAN
ii

AMERICAN GREETINGS CORPORATION OUTSIDE DIRECTORS’ DEFERRED
COMPENSATION PLAN
ARTICLE I
INTRODUCTION
Section 1.1 Name of Plan. This plan shall be known as the American Greetings Corporation Outside Directors’ Deferred Compensation Plan (hereinafter referred to as the “Plan”).
Section 1.2 Effective Date. The Plan’s effective date is January 1, 2005.
Section 1.3 Purpose. American Greetings Corporation has established the Plan to provide certain members of that company’s board of directors the option of deferring the receipt of fees earned while serving in such capacity.
ARTICLE II
DEFINITIONS AND USAGE
Section 2.1 Definitions. For purposes of this Plan, capitalized terms have the meanings set forth below:
“Account” means the individual account or accounts established on behalf of a Participant in accordance with Section 4.2.
“Administrator” means the person or persons described in Article VII.
“Affiliate” means any limited liability company, general partnership, limited partnership, business trust, or other non-corporate organization with respect to which American Greetings Corporation directly or indirectly owns at least fifty percent (50%) of either the capital or profits interest therein, and directly or indirectly has the power and authority to select and appoint, and where applicable remove, such organization’s managers, general partner(s) and/or trustees (as applicable).
“Agreement” means an Agreement for Deferred Compensation Benefits entered into between the Company and a Director who is eligible to participate in the Plan.
“Board” means the Board of Directors of American Greetings Corporation; provided that, if such Board, by resolution, designates a person or a committee to act specifically on matters relevant to the Plan, such person or committee shall act (and have the power and authority to act) as the Board with respect to such matters.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include any regulations or rulings promulgated thereunder.
“Company” means American Greetings Corporation, an Ohio corporation (“AGCo”), together with any corporation, limited liability company, partnership, or other business organization which is part of a “controlled group of corporations” that includes AGCo (within the meaning of

Code Section 414(b) and related regulations), or is “under common control” with AGCo (within the meaning of Code Section 414(c) and related regulations).
“Compensation” means the total of all retainer fees, meeting fees, and any other fees for personal services rendered by a Director for the Company, acting in that capacity, whether paid to the Director in cash or in-kind. Compensation shall not include, for purposes of determining a Director’s Deferred Compensation Benefit under the Plan, any remuneration received by such Director for services he or she renders to the Company in the capacity of an independent contractor.
“Deferred Compensation Benefit” means the benefit of a Participant as determined under Article IV of this Plan.
“Director” means any person serving as an “outside director” on the Board. An “outside director” is any individual performing personal services as a member of the Board who does not concurrently perform services for the Company as an Employee; provided, however, that a Director may include an “outside director” who concurrently performs services for the Company as an independent contractor.
“Disability” or “Disabled” means a Participant’s absence from service on the Company’s Board due to: (i) his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) such medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, for which the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s Directors.
“Employee” shall mean any individual employed by the Company who receives “W-2 wages” from the Company. Any individual who provides personal services to the Company concurrently as both Employee and Director shall not be considered a Director, while serving in such dual capacities.
“Participant” means a Director who is eligible to participate in the Plan and who is actually participating in the Plan in accordance with Section 3.2.
“Plan” means the American Greetings Corporation Outside Directors’ Deferred Compensation Plan.
“Plan Year” means the calendar year.
“Separation from Service” shall mean a Participant’s resignation, removal or withdrawal as a Director (whether on account of such Participant’s death, permanent and total disability, retirement, or other circumstances). A Participant will not be deemed to have experienced a Separation from Service if such Participant commences employment with the Company as an Employee, or otherwise continues to provide “significant services” to the Company. For purposes of the preceding sentence, a Participant will be considered to provide “significant services” if such Participant provides continuing services that average at least twenty percent

(20%) of the services provided by such Participant to the Company during the immediately preceding three (3) full calendar years and the annual remuneration paid for such services is at least twenty percent (20%) of the average annual compensation earned during the final three (3) full calendar years (or, if less, the period of service).
“Subsidiary” means any corporation at least eighty percent (80%) of whose equity securities (determined either by voting power or by interest in profits) are directly or indirectly owned by AGCo.
“Unforeseeable Emergency” means any of the following: (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or the Participant’s dependent (as defined under Code Section 152(a)), (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control as determined by the Administrator pursuant to Code Section 409A.
Section 2.2 Usage. Except where otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural and vice versa.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
Section 3.1 Eligibility. A Director shall be eligible to participate in the Plan on the day he or she first serves as a Director of AGCo, unless the Board, by written action, otherwise designates such Director as ineligible to participate in the Plan.
Section 3.2 Participation. Each Director eligible to participate in the Plan in accordance with Section 3.1 shall become a Participant by entering into an Agreement with AGCo. Each Director’s participation in the Plan shall be governed by his or her Agreement, including the effective date of each Director’s participation, and the terms of the Plan. In the event that the terms of the Agreement and the terms of the Plan conflict, the terms of the Agreement control.
Section 3.3 Agreement Procedure.
(a) AGCo and each Director who is eligible to participate in the Plan may execute one or more Agreements for all or a the portion of Compensation the Director elects to defer into the Plan. Each Agreement shall provide for the amount credited to a Participant’s Account in accordance with Section 4.3 below, the period of deferral in accordance with rules established by the Administrator, the investment of such amount in accordance with Section 4.4 below, and the payment of the Participant’s Deferred Compensation Benefit in accordance with Sections 5.1 and 5.2 below.
(b) For the initial Plan Year in which a Director becomes eligible to participate in the Plan, the Agreement shall be properly completed, executed and delivered to the Administrator prior to the date that ends thirty (30) days after the date on which the Director first becomes eligible to participate in the Plan.

(c) For any subsequent Plan Year for which a Director is eligible to participate in the Plan, the Agreement shall be properly completed, executed and delivered to the Administrator prior to the first day of each Plan Year for which amounts will be deferred on behalf of such Director.
(d) An Agreement shall be effective no earlier than the date on which it is delivered to the Administrator and shall continue in effect for all succeeding Plan Years until the Deferred Compensation Benefit attributable to such Agreement has been paid, unless otherwise provided under the Plan.
Section 3.4 Deferral Period.
(a) A Participant may elect to defer his or her Compensation for three (3) years, five (5) years, or until the date such Participant no longer performs personal services as a Director. A Participant must select a deferral period on the Agreement he or she enters into with the Company before any Compensation will be deferred under the Plan on such Participant’s behalf.
(b) A deferral period provided for under a prior Agreement (the ‘Prior Deferral Election’) may be extended in accordance with rules established by the Administrator. Notwithstanding the foregoing, in no event shall a change in a Prior Deferral Election (i) take effect until at least twelve (12) months after the date on which the election to change is made, (ii) permit a payment on account of Separation from Service or in accordance with a specified time or fixed schedule (as set forth on the Agreement) to commence earlier than five (5) years from the date the initial payment under the Prior Deferral Election would otherwise have been made, and (iii) permit a payment in accordance with a specified time or fixed schedule of the Prior Deferral Election (as set forth on the Agreement) to occur earlier than twelve (12) months prior to the date of the first scheduled payment under the Prior Deferral Election.
Section 3.5 Termination or Suspension of Participation; Renewed Participation. A Participant’s future participation in the Plan may be discontinued at any time by written action of the Board, in accordance with and subject to the following rules:
(a) The terms of any discontinuance must be set forth in writing and a copy of these written terms shall be provided to the affected Participant, the Plan Administrator, and the Board.
(b) In the event that a Participant, whose future participation in the Plan is discontinued, is again designated for participation in the Plan by the Board, such Participant must enter into an Agreement in accordance with Section 3.3(c) above.
ARTICLE IV
DEFERRED COMPENSATION BENEFIT
Section 4.1 Deferred Compensation Benefit. A Participant’s Deferred Compensation Benefit shall be equal to the total amount credited to the Participant’s Account under this Article IV.
Section 4.2 Accounts. The Company shall establish and maintain Accounts on behalf of each Participant, which shall include all Deferred Compensation Benefits deferred on behalf of such Participant. Each Account shall list and reflect each Participant’s credits and valuations. All amounts credited to a Participant’s Account shall be entered as of the date on which the

Compensation would have been paid had it not been deferred. At all times prior to the distribution of all or a portion of amounts maintained in a Participant’s Account, amounts so credited shall represent a general unsecured obligation of the Company subject to the claims of the Company’s general creditors.
Section 4.3 Director’s Contributions. Directors who have been identified by the Board as eligible to participate in the Plan shall be eligible to elect to defer all or a portion of his or her Compensation under the Plan, which may be communicated as a certain percentage or set dollar amount. The terms of any election to defer a Director’s Compensation must be made in accordance with Sections 3.3(b) and 3.3(c) above. Further, the timing and form of payment of such Deferred Compensation Benefit must be specified in the Agreement, subject to the provisions of Sections 3.3(d), 5.1, 5.2 and 6.1.
Section 4.4 Investments. A Participant may elect, at the time and in the manner he or she makes an initial deferral election, the vehicles in which assets held in his or her Account will be invested. The Company will provide a Participant, as part of his or her Agreement, a choice of investment vehicles, which have been pre-selected by the Board. In the event all or a portion of a Participant’s Account is not invested pursuant to the Agreement, such Participant’s Account shall be invested as reasonably determined by the Company, in accordance with the procedures established by the Administrator. A Participant may elect to change his or her investment elections in accordance with procedures established by the Administrator.
Section 4.5 Valuation of Accounts. The value of a Participant’s Account shall be determined from time to time by the Administrator in the following manner:
(a) Each Participant’s Account shall be valued as of the last day of each Plan Year, or more frequently as agreed upon by the Administrator, and shall again be valued as of the date that a Participant receives a payment under the Plan, in accordance with the procedures established by the Administrator.
(b) All allocations to a Participant’s Account under this Section 4.5 shall be deemed to have been made on the applicable valuation date, even though actually determined at a later date.
ARTICLE V
PAYMENT OF BENEFIT PRIOR TO DEATH OR DISABILITY
Section 5.1 Commencement of Benefit Payments. Except as provided in Section 6.1 below, the payment of a Participant’s Deferred Compensation Benefit shall commence thirty (30) days after the date on which the earlier of the following events occurs:
(a) The expiration of the deferral period provided under the Participant’s Agreement.
(b) The Participant incurs an Unforeseeable Emergency (as determined by the Administrator in accordance with the Plan’s terms).
(c) The Participant experiences a Separation from Service with the Company for any reason.

Section 5.2 Form of Benefit Payments. Except as provided in Article VI, a Participant shall be given the option to elect to receive his or her Deferred Compensation Benefit as (a) one lump sum payment, (b) installments, payable over a period of five (5) years, or (c) installments, payable over a period of ten (10) years. The form that a Participant’s Deferred Compensation Benefit will be paid in, must be selected on the Participant’s Agreement. If the Participant’s Agreement does not provide for a form of payment, then the Participant’s Deferred Compensation Benefit shall be paid in a single lump-sum. If the Participant has negotiated two or more Agreements that do not provide for the same form of payment, then a proportionate amount of the Participant’s Deferred Compensation Benefit attributable to each individual Agreement shall be paid in the form provided under both this Section 5.2 and each respective Agreement in accordance with the procedures established by the Administrator.
Section 5.3 In-Kind Payments. A Participant’s Deferred Compensation Benefit that is payable to such Participant, Participant’s beneficiary, or Participant’s guardian (as the case may be) in accordance with Sections 5.1 or 6.1, as applicable, may be paid to such Participant, Participant’s beneficiary, or Participant’s guardian in the form of cash or in-kind, as such amounts were held in the Participant’s Account immediately prior to the commencement of benefit payments under Sections 5.1 or 6.1; provided, however, that a Participant may elect instead to receive any portion of his or her Account that was held in-kind as cash, at the time and in the form and manner prescribed by the Board.
ARTICLE VI
PAYMENT OF BENEFIT ON OR AFTER DEATH OR DISABILITY
Section 6.1 Commencement of Benefit Payments. If a Participant dies or becomes Disabled prior to receiving his or her entire Deferred Compensation Benefit, then the remainder of such Deferred Compensation Benefits payable to the Participant shall be paid to the Participant, the Participant’s beneficiary, or the Participant’s guardian (as the case may be) in a single lump-sum amount thirty (30) days following the date on which the Administrator is notified of the Participant’s death or Disability.
Section 6.2 Designation of Beneficiary. A Participant may designate one or more beneficiaries, in the manner and form determined by the Administrator, to receive the Deferred Compensation Benefit following the Participant’s death. A Participant may change such beneficiary designations from time to time, as permitted by the Administrator. In the event that the Participant has beneficiary designations, the last written designation filed with the Administrator prior to the Participant’s death shall control. If a Participant fails to specifically designate a beneficiary, or if no designated beneficiary survives the Participant, payment shall be made by the Administrator in accordance with the laws of descent and distribution in effect in the Participant’s State of residence.
Section 6.3 Disability Determinations. The Administrator will be responsible for determining whether a Participant suffers from a Disability, as defined herein. The Administrator may delegate this responsibility to an independent third party selected by the Board.

ARTICLE VII
ADMINISTRATION
Section 7.1 General. The Administrator shall be the Board, or such other person or persons as designated by the Board. Except as otherwise specifically provided in the Plan, the Administrator shall be responsible for administration of the Plan.
Section 7.2 Administrative Rules. The Administrator may adopt such rules of procedure as it deems desirable for the conduct of its affairs, except to the extent that such rules conflict with the provisions of the Plan.
Section 7.3 Duties. The Administrator shall have the following rights, powers and duties:
(a) Subject to the terms of this Plan and the Agreement, the decision of the Administrator in matters within its jurisdiction shall be final, binding and conclusive upon the Company and upon any other person affected by such decision.
(b) The Administrator shall have the duty and authority to interpret and construe the provisions of the Plan, to decide any question which may arise regarding the rights of Directors, Participants, and beneficiaries, including the amounts of their respective interests, to adopt such rules and to exercise such powers as the Administrator may deem necessary for the administration of the Plan, and to exercise any other rights, powers or privileges granted to the Administrator by the Board under the terms of the Plan.
(c) The Administrator shall maintain full and complete records of its decisions. The Administrator shall have the duty to maintain Account records of all Participants, including all relevant data pertaining to Participants. The Administrator shall within a reasonable time after the end of each Plan Year provide each Participant a detailed report of the status of the Participant’s Account.
(d) The Administrator shall cause the principal provisions of the Plan to be communicated to the Participants, and a copy of the Plan and other documents shall be available at the principal office of the Company for inspection by the Participants at reasonable times determined by the Administrator.
(e) The Administrator shall periodically report to the Board with respect to the status of the Plan.
Section 7.4 Fees. No fee or compensation shall be paid to any person for services as the Administrator.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
Section 8.1 Amendment. The Company reserves the right to amend the Plan retroactively or otherwise, in any manner that it deems advisable, by a written action taken by the Board. No amendment shall, without the prior written consent of the Participant or the beneficiary, as the case may be, affect the amount or form of the Participant’s or beneficiary’s Deferred

Compensation Benefit at the time the amendment becomes effective or the right of the Participant or the beneficiary to receive such Deferred Compensation Benefits.
Section 8.2 Termination. The Company reserves the right to terminate the Plan at any time by a written action taken by the Board. No termination shall, without the prior written consent of the Participant or the beneficiary, as the case may be, affect the amount or form of the Participant’s or the beneficiary’s Deferred Compensation Benefit prior to the termination or the right of the Participant or beneficiary to receive such Deferred Compensation Benefit.
Section 8.3 No Assignment.
(a) The Participant shall not have the power to pledge, transfer, assign, anticipate, mortgage or otherwise encumber or dispose of in advance any interest in amounts payable hereunder or any of the payments provided for herein, nor shall any interest in amounts payable hereunder or in any payments be subject to seizure for payments of any debts, judgments, alimony or separate maintenance, or be reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise.
In the event of an attempted seizure, any amounts payable hereunder may be paid to one or more of the Participant’s relatives or children, or the Participant’s spouse, as the Administrator shall determine.
(b) Notwithstanding the foregoing, a Participant’s Deferred Compensation Benefit shall be subject to division and partition in accordance with the terms of a domestic relations order satisfying the requirements of a “qualified domestic relations order” (“QDRO”), as defined in Code Section 414(p) and related regulations; provided, that (i) a separate benefit shall be recognized and maintained for any spouse or former spouse determined to have an interest in the Plan as a result of a QDRO; and (ii) all costs and expenses incurred by the Company or the Administrator in connection with such QDRO shall be charged against such Participant’s Deferred Compensation Benefit.
Section 8.4 Successors. The provisions of the Plan are binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant, his or her beneficiaries, heirs, and legal representatives.
Section 8.5 Governing Law. The Plan shall be subject to and construed in accordance with the laws of the State of Ohio, to the extent not preempted by applicable law.
Section 8.6 No Guarantees. Nothing contained in the Plan shall be deemed to give any Participant the right to any equity or other interest in the assets, business or affairs of AGCo (or any entity comprising part of the Company). No Participant hereunder shall have a security interest in assets of the Company used to make contributions or pay benefits.
Section 8.7 Severability. If any provision of the Plan shall be held illegal or invalid for any reasons, such illegality or invalidity shall not affect the remaining provision of the Plan, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 8.8 Code Section 409A Compliance. The Plan is intended to be operated in compliance with the provisions of Code Section 409A (including any rulings or regulations promulgated thereunder). In the event that any provision of the Plan fails to satisfy the provisions of Code Section 409A, then such provision shall be void and shall not apply to a Participant’s Deferred Compensation Benefit, to the extent practicable. In the event that it is determined to not be feasible to so void a Plan provision as it applies to a Participant’s Deferred Compensation Benefit, such Plan provision shall be construed in a manner so as to comply with the requirements of Code Section 409A.
             IN WITNESS WHEREOF, the undersigned, on behalf of American Greetings Corporation, has executed and adopted this Plan this 14th day of December, 2005.

AMERICAN GREETINGS CORPORATION
By:	/s/ Brian T. McGrath
Name: Brian T. McGrath
Title: Vice President, Human Resources